Exhibit 15.3

April 29, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 29, 2019, of Sinovac Biotech Ltd. and are in agreement with the statements contained in the first and third to fifth paragraphs on page 81 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China